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Exhibit 23.1

Consent of Ernst & Young, LLP, Independent Auditors

    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Esterline Technologies Corporation of our report dated December 6, 2000, with respect to the consolidated financial statements of Esterline Technologies Corporation as of and for the fiscal year ended October 27, 2000 included in the 2000 Annual Report to Shareholders of Esterline Technologies Corporation.

    We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-43843 and No. 33-58375) pertaining to the 1997 Stock Option Plan and the Non-Employee Directors' Stock Compensation Plan of Esterline Technologies Corporation of our report dated December 6, 2000, with respect to the consolidated financial statements and schedule of Esterline Technologies Corporation as of and for the fiscal year ended October 27, 2000 included in and/or incorporated by reference in the Annual Report (Form 10-K) for the fiscal year ended October 27, 2000.

    Our audit also included the financial statement schedule of Esterline Technologies Corporation for the fiscal year ended October 27, 2000 listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP Seattle, Washington January 19, 2001

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Consent of Ernst & Young, LLP, Independent Auditors